SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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FARO TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FARO TECHNOLOGIES, INC.

125 Technology Park

Lake Mary, Florida 32746

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2003

To the Shareholders of FARO Technologies, Inc.:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders of FARO Technologies, Inc. (the “Company”), which will be held at the Company’s headquarters at, 125 Technology Park, Lake Mary, Florida, on Monday, April 28, 2003 at 10:00 A.M., local time, to consider and act upon the matters:

1.	To elect three directors, each to serve for a term of three years, and one director to serve a term of one year.

2.	To transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on March 14, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.

By Order of the Board of Directors

March 28, 2003	GREGORY A. FRASER, Ph.D.
Secretary

YOUR VOTE IS IMPORTANT

Shareholders who do not expect to attend the meeting in person are urged to complete, date and sign the enclosed proxy and return it promptly in the enclosed postage-paid envelope.

FARO TECHNOLOGIES, INC.

125 Technology Park

Lake Mary, Florida 32746

PROXY STATEMENT FOR

2003 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FARO Technologies, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Monday, April 28, 2003 at 10:00 A.M., local time, at the offices of the Company, 125 Technology Park, Lake Mary, Florida, and at any adjournment or postponement of Annual Meeting. The telephone number at that address is (407) 333-9911. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, together with the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, are first being sent to shareholders on or about March 28, 2003 to shareholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND PROXIES

Shareholders of record as of March 14, 2003 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 11,891,726 shares of the Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders.

If the proxy card accompanying this Proxy Statement is properly executed, dated and returned to the Company, and not revoked, the shares of Common Stock represented by the proxy will be voted as instructed on the proxy card. If no instructions are given, the shares of Common Stock represented by the proxy will be voted “FOR” each of the Proposals listed in the Notice of Annual Meeting of Shareholders and described more fully in this Proxy Statement. The giving of the proxy does not affect the right to vote in person if the shareholder attends the Annual Meeting. The shareholder may revoke the proxy at any time prior to the voting of the shares represented by the proxy by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting by written ballot in person.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting. Proxies solicited by this Proxy Statement will be returned to the Board of Directors and will be tabulated by an inspector of elections designated by the Board of Directors who will not be employed by the Company or any of its affiliates.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting who will also determine whether a quorum is present for the transaction of business. A quorum is present if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting are present in person or represented by proxy. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Neither abstentions nor broker non-votes are counted in determining whether a proposal has been approved.

Under Florida law, if a quorum exists, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Accordingly, for the three directors being elected for three-year terms, the three nominees for that class of directors receiving the greatest number of affirmative votes will be elected, and for the one director being elected for a one-year term, the nominee for that class of directors receiving the greatest number of affirmative votes will be elected. Votes may not be cumulated in the election of directors.

Shareholders are requested to vote by completing the enclosed proxy and returning it signed and dated in the enclosed postage-paid envelope, which requires no postage if mailed in the United States. Shareholders are urged to indicate their votes in the spaces provided on the proxy. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given in the proxy. Where no instructions are indicated, signed proxies will be voted FOR each of the proposals listed in the Notice of Annual Meeting of Shareholders. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting, should you be present and wish to do so.

The cost of solicitation of Proxies by mail on behalf of the Board of Directors will be borne by the Company. Proxies also may be solicited by personal interview or by telephone by directors, officers, and other employees of the Company without additional compensation. The Company also has made arrangements with brokerage firms, banks, nominees, and other fiduciaries to forward proxy solicitation materials for shares of common stock held of record to the beneficial owners of such shares. The Company will reimburse such record holders for their reasonable out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends the following nominees for election as directors and recommends that each shareholder vote “FOR” the nominees. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the election as directors of the nominees named below, unless authority to do so is withheld.

The Company’s Board of Directors is divided into three classes, as nearly equal as possible, with each class serving three-year terms expiring at the third annual meeting of shareholders after their elections. The term of one of the classes of directors expires at the 2003 Annual Meeting of Shareholders. Accordingly, three directors will be elected at the Annual Meeting to serve until their terms expire at the 2006 Annual Meeting of Shareholders (in each case, until their respective successors are elected and qualified).

In addition to the class of directors whose terms expire at the 2003 Annual Meeting of Shareholders, the Florida Business Corporation Act requires that any director elected by the Board of Directors during the year to fill a vacancy on the Board of Directors must stand for re-election by the shareholders at the next meeting of the shareholders. One director was elected by the Board of Directors during 2002 to fill a vacancy. This director will be elected at the Annual Meeting to serve until 2004, which is the year that the term of his class of directors expires, or until his successor is elected and qualified.

In the event any such nominee is unable to serve, the persons designated as proxies will cast votes for such other person in their discretion as a substitute nominee. The Board of Directors has no reason to believe that the nominees named below will be unable, or if elected, will decline to serve.

The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires
Simon Raab, Ph.D.	50	1982	2003
Hubert d’Amours	64	1990	2003
Andre Julien	59	1986	2003
John Caldwell	53	2002	2004

If elected at this Annual Meeting, Messrs. Raab, d’Amours and Julien each will be elected for a three-year term, with their terms expiring at the 2006 Annual Meeting of Shareholders. Mr. Caldwell was elected by the Board of Directors during 2002 to fill a vacancy on the Board. If elected at this Annual Meeting, Mr. Caldwell will be elected for a one-year term expiring at the 2004 Annual Meeting of Shareholders.

Simon Raab, Ph.D is a co-founder of the Company and has served as the Chairman of the Board and Chief Executive Officer of the Company since its inception in 1982, and as President of the Company since 1986. Mr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics with a minor in Biophysics from the University of Waterloo, Canada.

Hubert d’Amours has been a director of the Company since 1990. Since 1990, Mr. D’Amours has served as President of Montroyal Capital, Inc. and Capimont, Inc., two venture capital investment firms in Montreal, Canada. Mr. d’Amours also serves as a director of a number of privately held companies.

Andre Julien has been a director of the Company since 1986. Mr. Julien currently is President of Chemirco Chemicals, Inc., a privately held company in Toronto, Canada. Mr. Julien formerly served as President of LAB Pharmacological Research International, a privately held company in Montreal Canada. From 1969 until 1994, Mr. Julien was President and owner of Chateau Paints, Inc., a privately held coatings and paint manufacturer in Montreal, Canada. Mr. Julien is also a director of Eterna Trust, a privately held company in Quebec City, Canada, and Goodfellow Lumber, Inc., a public company in Montreal, Canada.

John Caldwell has been a director of the company since 2002 and has served as an independent business consultant to Geac Computer Corporation Ltd., a publicly held company in Toronto, Canada since December 2001. From 2000 to 2001, Mr. Caldwell served as President and Chief Executive Officer of Geac. From 1993 to 1999, Mr. Caldwell served as President and Chief Executive Officer of CAE Inc., a public company in Toronto, Canada. Mr. Caldwell is also a director of Stelco, Inc., a public company in Hamilton, Canada, Cognos, Inc., a public company in Ottawa, Canada, and Mosaic Group, Inc., a public company in Toronto, Canada.

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires
Gregory A. Fraser, Ph.D.	48	1982	2005
Stephen R. Cole	51	2000	2005
Norman Schipper, Q.C.	72	1982	2004

Gregory A. Fraser, Ph.D. is a co-founder of the Company and has served as a director and the Secretary and Treasurer of the Company since its inception in 1982. Mr. Fraser has been an Executive Vice President of the Company since 1997and serves as the Company’s principal financial officer. Mr. Fraser holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Theoretical and Applied Mechanics from Northwestern University and a Bachelor of Science and Bachelor of Mechanical Engineering from Northwestern University.

Stephen R. Cole has been a director of the company since 2002. Mr. Cole is a Fellow of Institute of Chartered Accountants of Ontario, Canada. Since 1975, Mr. Cole has been

President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company.

Norman Schipper, Q.C. has been a director of the Company since its inception in 1982. From 1962 until his mandatory retirement as Partner on December 31, 1997, Mr. Schipper was a Partner in the Toronto office of the law firm of Goodmans, LLP. Since 1998,

Mr. Schipper has been Of Counsel to the firm.

BOARD OF DIRECTORS

General

Seven meetings of the Board were held during 2002. In all the meetings, more than 75% of the members attended the meetings of the Board and the committees thereof of which they are a member during the periods in which they served. The Board of Directors also took certain actions by unanimous written consent in lieu of a meeting as permitted by Florida law.

Audit Committee

The Audit Committee consists of Messrs. d’Amours, Julien, and Cole. Mr. Cole is the Chairman of the Audit Committee. The Audit Committee held two meetings during 2002 and all members were in attendance.

The Audit Committee reviews the independence and qualifications of the Company’s independent public accountants and the Company’s financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board the appointment of the independent public accountants and reviews and approves the Company’s financial statements. The Audit Committee also reviews transactions between the Company and any officer or director or any entity in which an officer or director of the Company has a material interest. The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of this charter was included in the Company’s 2001 Annual Meeting Proxy Statement.

The independent public accountants have access to the Audit Committee without any other members of management being present. In addition to its formal meetings, members of the Audit Committee met with management and the independent accountants before each of the quarterly earnings announcements during 2002. The Audit Committee reviewed the Company’s annual financial results and the Company’s periodic reports to the Securities and Exchange Commission before filing.

Except as noted below, the members of the Audit Committee satisfy the Nasdaq independence requirements for membership on an audit committee. The Company engaged Cole and Partners, a mergers and acquisition and corporate finance advisory service firm, to serve as the Company’s financial advisor in connection with the Company’s acquisition in January, 2002 of SpatialMetrix, Inc. (“SMX”). Stephen Cole, one of the Company’s directors, is the founding Partner and President of Cole and Partners. The Company paid to Cole and Partners total fees of approximately $450,000 for its services in connection with the SMX acquisition of which $302,000 were paid in 2002. As a result of these services, Mr. Cole does not satisfy the Nasdaq independence requirements for membership on an audit committee.

Nonetheless, the Nasdaq Stock Market regulations permit one director who is not independent and is not a current employee or an immediate family member of an employee of the Company to serve on the Audit Committee if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its shareholders. The Board of Directors has determined that, despite the relationship described above, Mr. Cole’s service on the Audit Committee is in the best interests of the Company and its shareholders. The Board of Directors’ determination was based on Mr. Cole’s extensive experience and training in financial matters. The Board of Directors also concluded that neither the $450,000 fee paid to Cole and Partners in 2002 nor the relationship with Cole and Partners in general, in the opinion of the Board of Directors, interfered with the exercise of independent judgment by Mr. Cole in carrying out his responsibilities as a director and a member of the Audit Committee.

Operational Audit Committee

In December 2002, the Board of Directors created a new Operational Audit Committee, and appointed Messrs’ Caldwell and Julien as the members of this new committee. The Operational Audit Committee will first meet after the first quarter of 2003, and thereafter within 3-4 weeks after the end of each quarter. The Operational Audit Committee will be responsible to review the system of internal controls for the non-financial aspects of the Company. The operational audit committee will meet quarterly with department directors to review progress against goals.

Compensation Committee

The Compensation Committee consists of all members of Board. Mr. Julien currently serves as Chairman of the Compensation Committee. The Compensation Committee held one meeting during 2002 and all members except Mr. Caldwell were in attendance. The Compensation Committee is responsible for establishing the compensation of the Company’s directors, officers and other managerial personnel, including salaries, bonuses, termination arrangements and other benefits. In addition, the Compensation Committee administers the Company’s 1993 Stock Option Plan, 1997 Employee Stock Option Plan, 1997 Non-employee Director Stock Option Plan, and 1997 Non-employee Directors’ Fee Plan.

Report of the Audit Committee

Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing the company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

In fulfilling its responsibilities, the Audit Committee recommended to the Board the selection of the company’s independent accountants, Ernst & Young LLP. That firm has discussed with the Committee and provided written disclosures to the Committee on (1) that firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated under auditing standards generally accepted in the United States. The Audit Committee also considered the compatibility of non-audit services with the auditors’ independence

The Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met separately with the independent accountants to review the results of their examinations, their evaluation of the company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. The Committee reviewed and discussed with management and the independent accountants the Company’s audited financial statements.

Following these actions, the Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Hubert d’ Amours, Audit Committee Member

Andre Julien, Audit Committee Member

Stephen Cole, Audit Committee Member

Director Compensation

Under the 1997 Non-Employee Directors’ Fee Plan, directors of the Company who are not executive officers are entitled to receive fees of $1,000 for each Board meeting attended, and $500 per committee meeting attended, plus the expenses of attending meetings. During 2002, Messrs. d’Amours, Caldwell, Cole, Julien, and Schipper earned directors’ fees of $8,500, $1,000, $7,500, $8,500, and $6,500, respectively.

Generally, upon election to the Board, and then annually on the day following the annual meeting of shareholders, each director who is not an executive officer is granted a stock option to acquire 3,000 shares of Common Stock. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on The Nasdaq Stock Market on the date the director is elected or reelected to the Board, or on the date of the day following the annual meeting of shareholders for directors whose term will continue after the annual meeting. Options granted to Directors generally are granted upon the same terms and conditions as options granted to executive officers and key employees. Additionally, the Company’s 1997 Non-employee Directors’ Fee Plan permits non-employee directors to elect to receive directors’ fees in the form of Common Stock rather than cash. Common Stock issued in lieu of cash directors’ fees are issued at the end of the quarter in which the fees are earned, with the number of shares being based on the fair market value of the Common Stock for the five trading days immediately preceding the last business day of the quarter. Directors may defer the receipt of fees for federal income tax purposes, whether payable in cash or in Common Stock. During the year ended December 31, 2002, Norman Schipper received $9,500 in cash, Stephen Cole received 4,132 shares, and Messrs. Caldwell, D’Amours, and Julien directors’ fees were deferred for federal income tax purposes.

In the 2002 meeting of the Compensation Committee the Committee amended the Non-employee Directors’ Fee Plan. The amended plan will take effect in 2003. Under the amended

Plan, directors of the Company who are not executive officers will be entitled to receive an annual retainer of $10,000, and fees of $1,200 per board or committee meeting. Chairpersons of sub-committees will receive an additional annual retainer of $3,000.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2001, the executive officers and directors of the Company filed with the Securities and Exchange Commission (the “Commission”) on a timely basis all required Forms 3, 4 and 5 pursuant to Section 16 (a) of the Securities Exchange Act of 1934 except as follows: Stephen Cole’s Form 4 for the purchase of 10,000 shares at $2.106 per share in November 2002 and John Caldwell’s Form 3 for August 2002 when he became a director. These forms subsequently were filed. In addition, Form 3’s for Allen Sajedi, Edward M Pelshaw and Joanne M Karimi have not been filed. The Company has relied on the written representation of its executive officers and directors and copies of the reports they have filed with the Commission in providing this information.

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date (except as noted) by each person known to the Company to own beneficially more than five percent of the Company’s Common Stock, each director, each nominee for election as a director, each named executive officer identified in the Summary Compensation Table below, and all executive officers and directors as a group.

	Beneficially Owned
Name of Beneficial Owner	Shares	Percent
Simon Raab, Ph.D.(1)	3,164,749	26.3%
Gregory A. Fraser, Ph.D.(2)	532,265	4.4%
Hubert d’Amours (3)	103,434	*
Andre Julien (4)	62,680	*
Norman H. Schipper, Q.C.(5)	187,197	1.6%
Stephen R. Cole (6)	91,867	*
John Caldwell (7)	694	*
Allen Sajedi (8)	250,447	2.1%
Joanne M. Karimi (9)	16,333	*
Edward M. Pelshaw (10)	29,167	*
Hummingbird Management, LLC (11)	640,524	5.4%
Wellington Management Company, LLP (12)	725,000	6.1%
All directors and executive officers as a group (10 persons)	4,438,833	35.9%

*	Represents less than one percent of the Company’s outstanding Common Stock.
(1)	Includes 2,779,528 shares held by Xenon Research, Inc. (“Xenon”), and includes options to purchase (i) 100,000 shares at $3.64 per share and (ii) 45,000 shares at $2.23 per share that are exercisable currently or within 60 days. Does not include options to purchase 135,000 shares at $2.23 per share that are not exercisable. Simon Raab and Diana Raab, his spouse, own all of the outstanding capital stock of Xenon.

(2)	Includes options to purchase (i) 60,000 shares at $3.31 per share and (ii) 30,000 shares at $2.16 per share within 60 days Does not include options to purchase 90,000 shares at $2.16 per share that are not exercisable within 60 days.
(3)	Includes 14,074 notional shares subject to the terms of 1997 Non-Employee Directors’ Fee Plan, and options to purchase (i) 3,000 shares at $4.88, per share (ii) 3,000 shares at $3.13 per share, (iii) 2,000 shares at $2.57 per share, and (iv) 26,000 shares at $2.46 per share that are exercisable currently or within 60 days. Does not include options to purchase 1,000 shares at $2.57 per share that are not exercisable within 60 days.
(4)	Does not include 315,151 shares owned by Philanderer Six, Inc. Mr. Julien has a minority interest in Philanderer Six, Inc., but does not have voting power or dispositive power over the shares of common stock owned by Philanderer Six, Inc. Includes 13,680 notional shares subject to the terms of the 1997 Non-Employee Directors’ Fee Plan, and includes options to purchase (i) 3,000 shares at $4.88 per share, (ii) 3,000 shares at $3.13 per share, and (iii) 2,000 shares at $2.57 per share and (iv) 41,000 shares at $2.49 per share that are exercisable currently or within 60 days. Does not include options to purchase 1,000 shares at $2.57 per share that are not exercisable within 60 days.
(5)	Includes 134,654 shares owned by Shanklin Investments, Limited, which is owned by Mr. Schipper and his wife and includes options to purchase (i) 3,000 shares at $4.88 per share, (ii) 3,000 shares at $3.13 per share, (iii) 2,000 shares at $2.57 per share, and (iv) 41,000 shares at $2.21 per share that are exercisable currently or within 60 days. Does not include options to purchase 1,000 shares at $2.57 per share that are not exercisable within 60 days.
(6)	Includes 4,132 notional shares subject to the terms of the 1997 Non-Employee Directors’ Fee Plan and includes options to purchase (i) 2,000 shares at $2.75 per share and (ii) 2,000 shares at $2.57 per share that are exercisable currently or within 60 days. Also includes 81,274 shares owned by Snow Powder Ridge Limited, all the capital stock of which is owned by Mr. Cole’s wife and 2,461 shares held in trust for Snow Powder Ridge Limited. Does not include options to purchase (i) 1,000 shares at $2.75 per share or (ii) 1,000 shares at $2.57 per share that are not exercisable within 60 days.
(7)	Includes 694 notional shares subject to the terms of the 1997 Non-Employee Directors’ Fee Plan. Does not include options to purchase 3,000 shares at $1.61 per share that are not exercisable within 60 days.
(8)	Includes options to purchase (i) 15,000 shares at $2.63 per share, (ii) 7,031 shares at $3.60 per share, and (iii) 6,667 shares at $1.50 per share that are exercisable currently or within 60 days. Does not include options to purchase 13,333 shares at $1.50 per share that are not exercisable within 60 days.
(9)	Includes options to purchase (i) 5,000 shares at $2.63 per share, (ii) 4,000 shares at $1.50 per share, and (iii) 7,333 shares at $2.49 per share that are exercisable currently or within 60 days. Does not include options to purchase 14,667 shares at $2.49 per share that are not exercisable within 60 days.
(10)	Includes options to purchase (i) 15,000 shares at $2.63 per share, (ii) 6,667 shares at $1.50 per share, and (iii) 7,500 shares at $2.16 per share that are exercisable currently or within 60 days. Does not include options to purchase (i) 13,333 shares at $1.50 per share, and (ii) 7,500 shares at $2.16 per share that are not exercisable within 60 days.
(11)	The following information is derived from a Schedule 13G/A filed on March 7, 2003 by Hummingbird Management, LLC (formerly Morningside Value Investors, LLC) reflecting beneficial ownership as of December 31, 2002. Hummingbird Management, LLC is an investment manager to the Hummingbird Value Fund, L.P. and the Hummingbird MicrocapValue Fund, L.P. Hummingbird Management, LLC is registered under the Investment Advisors Act of 1940 and has voting and dispositive power of the shares owned by it. The address of Hummingbird Management, LLC is 153 East 53rd Street, New York, New York 10022.
(12)	The following information is derived from a Schedule 13G filed on February 12, 2002 by Wellington Management Co., LLP reflecting beneficial ownership as of December 31, 2001.

Wellington Management Co., LLP is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and has sole voting and dispositive power of the shares owned by it. The address of Wellington Management Co., Inc. is 75 State Street, Boston, Massachusetts 02109

EXECUTIVE COMPENSATION

The following table describes the compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers during the last fiscal year:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Positions	Year	Salary	Bonus	Other Annual Compensation	Shares Underlying Options Granted	All Other Compensation
Simon Raab	2002	$275,000	—	—	180,000	—
Chief Executive Officer,	2001	$235,600	—	—	—	—
Chairman, and President	2000	$235,340	$94,240	—	—	—
Gregory A. Fraser, Ph.D.	2002	$184,000	—	—	120,000	—
Executive Vice President,	2001	$184,000	—	—	—	—
Secretary, and Treasurer	2000	$171,013	$51,360	—	—	—
Allen Sajedi.	2002	$162,200	—	—	—	—
Vice President, Research	2001	$156,000	—	—	20,000	—
& Development	2000	$146,000	$44,600	—	15,000	—
Edward M. Pelshaw	2002	$143,100	—	—	15,000	—
Vice President,	2001	$136,000	—	—	20,000	—
Manufacturing	2000	$110,000	34,500	—	15,000	—
Joanne M. Karimi	2002	$112,300	—	—	—	—
Vice President,	2001	$98,000	$17,200	—	34,000	—
Human Resources	2000	$82,300	$10,800	—	5,000	—

The following table sets forth information with respect to grants of stock options during 2002 to the executive officers named in the Summary Compensation Table.

Option/SAR Grants in Last Fiscal Year

Name	Number of Shares Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
Simon Raab, Ph.D. President, Chairman and Chief Executive Officer	180,000	18.8%	$2.23	05/29/12	$252,000	$639,000
Gregory A. Fraser, Ph.D. Executive Vice President, Secretary and Treasurer	120,000	12.5%	$2.16	05/27/12	$163,200	$412,800
Allen Sajedi Vice President, Research And Development	—	—	—	—	—	—
Edward M. Pelshaw Vice President, Manufacturing	15,000	1.6%	$2.16	05/28/12	$20,400	$51,600
Joanne M. Karimi Vice President, Human Resources	—	—	—	—	—	—

The following table sets forth information with respect to aggregate stock option exercises by the executive officers named in the Summary Compensation Table during 2002 and the year-end value of unexercised options held by such executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Options/SAR Value Table

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Unexercised Options/SARs At FY-End (#)	Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1)
				Exercisable	Unexercisable
Simon Raab (2)	—	—	280,000	$—	$—
Gregory A. Fraser (3)	—	—	180,000	$—	$—
Allen Sajedi (4)	—	—	42,031	$2,600	$5,200
Edward M. Pelshaw (5)	—	—	50,000	$2,600	$5,200
Joanne M. Karimi (6)	—	—	39,000	$1,560	$3,120

(1)	Based on the closing price of $1.89 per share of the Company’s Common Stock on December 31, 2002 as quoted on The Nasdaq Stock Market.
(2)	Of the 280,000 stock options held by Mr. Raab, 100,000 were granted on December 9, 1998, expire on December 9, 2008, and are currently exercisable; 180,000 were granted on May 29, 2002, expire on May 29, 2012 and are exercisable as to 45,000 shares immediately and 45,000 on each of May 29, 2003, 2004 and 2005.
(3)	Of the 180,000 stock options held by Mr. Fraser, 60,000 were granted on December 9, 1998, expire on December 9, 2008, and are currently exercisable; 120,000 were granted on May 27, 2002, expire on May 27, 2012 and are exercisable as to 30,000 shares immediately and 30,000 on each of May 27, 2003, 2004 and 2005.
(4)	Of the 42,031 stock options held by Mr. Sajedi, 7,031 were granted on January 1, 1997, expire on January 1, 2007, and are currently exercisable; 15,000 were granted on February 10, 2000, expire on February 10, 2010 and are currently exercisable; 20,000 were granted on October 31, 2001, expire on October 31, 2011 and 6,666 are currently exercisable and the remaining options are exercisable as to 6,667 shares on each of October 31, 2003 and 2004.
(5)	Of the 50,000 stock options held by Mr. Pelshaw, 15,000 were granted on February 10, 2000, expire on February 10, 2010, and are currently exercisable; 20,000 were granted on October 31, 2001, expire on October 31, 2011 and 6,666 are currently exercisable and the remaining options are exercisable as to 6,667 shares on each of October 31, 2003 and 2004; 15,000 were granted on May 28, 2002, expire on May 29, 2012 and are exercisable as to 3,750 shares immediately and 3,750 on each of May 29, 2003, 2004 and 2005.
(6)	Of the 39,000 stock options held by Ms. Karimi, 5,000 were granted on February 10, 2000, expire on February 10, 2010, and are currently exercisable; 22,000 were granted on July 22, 2001, expire on July 22, 2011 and 7,334 are currently exercisable and the remaining options are exercisable as to 7,333 shares on each of July 22, 2003 and 2004; 12,000 were granted on October 31, 2001, expire on October 31, 2011 and 4,000 are currently exercisable and the remaining options are exercisable as to 4,000 shares on each of October 31, 2003 and 2004.

Report by the Compensation Committee

on Executive Compensation

The Company’s executive compensation program is administered by the Compensation Committee of the Board, which has responsibility for all aspects of the compensation program for the executive officers of the Company. A component of overall compensation is the granting of stock options, the award of which is made by the Compensation Committee and is discussed in “Long-Term Stock Incentives,” below. The Compensation Committee consists of the entire Board, except in matters involving compensation of the two directors who are employees of the Company, in which matters these two directors abstain from voting, and excuse themselves from the meetings.

The Compensation Committee’s primary objective with respect to executive compensation is to establish programs that attract and retain key managers and align their compensation with the Company’s overall business strategies, values, and performance. To this end, the Compensation Committee established and the Board endorsed an executive compensation philosophy for 2002, which included the following considerations:

•	a “pay-for-performance” feature that differentiates compensation results based upon organizational results and overall performance against plan; and

•	stock incentives, in certain cases, as a component of total compensation in order to closely align the interests of the Company’s executives with the long-term interests of shareholders which facilitates retention of talented executives and encourages Company stock ownership and capital accumulation; and emphasis on total compensation vs. cash compensation, under which base salaries are generally set somewhat lower than competitive levels but which motivates and rewards Company executives with total compensation (including incentive programs) at or above competitive levels, if the financial performance of the Company meets or exceeds goals established for the year.

For 2002, the Company’s executive compensation program was comprised of the following primary components: (a) base salaries; (b) annual cash incentive opportunities; and (c) long-term incentive opportunities in the form of stock options. Each primary component of pay is discussed below.

Base Salaries.    Base salaries paid to its executive officers are subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility, individual experience, and competitive, inflationary, and internal equity considerations. The base salary for Simon Raab, the Company’s President and Chief Executive Officer, was increased $40,000, or 17% in 2002 compared to 2001 based upon such factors as the Company’s profitability, competition in the market, and overall economic conditions in 2002. The Compensation Committee generally attempts to set base salaries of executive officers at levels that are comparable, but slightly below “market” rates, as determined from information gathered by the Company from publicly traded companies which are similar in size and in the same industry group as the Company and which were used by Dow Jones in compiling the Industrial Technology Index appearing in the performance graph set forth below. The Compensation Committee believes that for the year ended December 31, 2002, executive salaries, including the salary paid to Mr. Raab, the Company’s President and Chief Executive Officer, were less than the range of salaries paid by the companies surveyed.

Annual Cash Incentives.    Company executives are eligible to receive annual cash bonus awards to focus attention on achieving key goals pursuant to bonus plans designed to provide competitive incentive pay only in the event such objectives are met or exceeded. The objectives include specific targets for earnings as reflected in the Company’s financial plan submitted by management and approved by the Compensation Committee and the Board based on a variety of factors, including viability of the target growth rate and amount of earnings appropriate to satisfy shareholder expectations.

During the year ended December 31, 2002, the Compensation Committee did not award annual cash incentive payments.

Long-Term Stock Incentives.    Long-term stock incentives, which are a component of compensation, are awarded by the Compensation Committee of the Board. The Compensation Committee administers the Company’s 1993 Stock Option Plan (the “1993 Plan”), 1997 Employee Stock Option Plan (the “1997 Plan”), and 1997 Nonemployee Director Stock Option Plan (the “Nonemployee Director Plan”) (the 1993 Plan, 1997 Plan, and Nonemployee Director Plan are collectively referred to as the “Plans”), and determines the recipients of the nonqualified and incentive Plans and non-Plan stock options and the exercise price of such stock options on the date of grant.

The 1993 Plan provides for the grant of “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, and nonqualified stock options, for federal income tax purposes, to officers and other key employees of the Company, and nonqualified stock options to non-employee directors of the Company. The 1997 Plan provides for the grant of incentive stock options and nonqualified stock options to officers and key employees of the Company. The Non-employee Director Plan provides for the grant of nonqualified stock options and formula options to non-employee directors. The 1993 Plan was originally adopted by the Board and shareholders in 1993. Grants to executives under the Company’s 1993 Plan and 1997 Plan are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of the Company’s shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

Grants of stock options generally are limited to officers and other key employees and managers of the Company who are in a position to contribute substantially to the growth and success of the Company and its subsidiaries. Incentive stock options and nonqualified stock options are granted for terms up to ten years, and are designed to reward exceptional performance with a long-term benefit, facilitate stock ownership, and deter recruitment of key Company personnel by competitors and others. In evaluating annual compensation of executive officers, the Compensation Committee takes into consideration the stock options as a percentage of total compensation, consistent with its philosophy that stock incentives more closely align the interests of company managers with the long-term interests of shareholders, and takes the number of options granted to an executive officer into consideration in determining base salaries of executive officers. In granting stock options to executive officers, the Compensation Committee considers the number and size of stock options already held by an executive officer when determining the size of stock option awards to be made to the officer in a given fiscal year.

Messrs. Raab, Fraser and Pelshaw were granted 180,000, 120,000 and 15,000 stock options, respectively, in 2002. At March 14, 2003 the executive officers appearing in the Summary Compensation Table held stock or currently held the right to acquire stock representing 33.3% of the Company’s outstanding Common Stock.

Section 162(m).    Section 162(m) to the Internal Revenue Code of 1986, as amended (the “Code”), which prohibits a deduction to any publicly held corporation for compensation paid to a “covered employee” in excess of $1 million per year (the “Dollar Limitation”). A covered employee is any employee who appears in the Summary Compensation Table who is also employed by the Company on the last day of the Company’s calendar year. The Compensation Committee does not expect the deductibility of compensation paid in 2002 to any executive officer to be affected by Section 162(m). The Compensation Committee may consider alternatives to its existing compensation programs in the future with respect to qualifying executive compensation for deductibility.

Conclusion.    As described above, the Company’s executive compensation program provides a link between total compensation and the Company’s performance and long-term stock price appreciation consistent with the compensation philosophies set forth above. This program has been established since the Company’s establishment of its first stock option plan in 1993, and has been a significant factor in the Company’s growth and profitability and the resulting gains achieved by the Company’s shareholders.

March 14, 2003	Compensation Committee

Hubert d’Amours

Andre Julien

Norman Schipper

Stephen Cole

John Caldwell

Simon Raab

Gregory Fraser

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Hubert d’Amours, Andre Julien, Norman Schipper, Stephen Cole, John Caldwell, Simon Raab, and Gregory Fraser. Currently, Mr. Julien serves as Chairman of the Committee. There were no transactions during the year ended December 31, 2002 between the Company and members of the Compensation Committee or entities in which they own an interest, other than as disclosed in CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, below.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2002.

Plan Category	Number of Securities To be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	1,554,513	$2.41	331,497
Equity compensation plans not approved by security holders	—	—	—

Total	1,554,513	$2.41	331,497

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases its headquarters from Xenon Research, Inc. (“Xenon”), all of the issued and outstanding capital stock of which is owned by Simon Raab, the Company’s President and Chief Executive Officer, and Diana Raab, his spouse. The term of the lease expires on February 28, 2006, and the Company has two five-year renewal options. Base rent under the lease was $397,000 for 2002. Base rent during renewal periods will reflect changes in the U.S. Bureau of Labor statistics consumer Price Index for all Urban Consumers. The terms of the lease were approved by an independent committee of the Company’s Board of Directors upon review of an independent market study of comparable rental rates and such terms are, in the opinion of the Board of Directors, no less favorable than those that could be obtained on an arm’s-length basis.

The Company engaged Cole and Partners, a mergers and acquisition and corporate finance advisory service firm, to serve as the Company’s financial advisor in connection with the Company’s acquisition in January, 2002 of SpatialMetrix, Inc. (“SMX”). Stephen Cole, one of the Company’s directors, is the founding Partner and President of Cole and Partners. For its services in the SMX acquisition, Cole and Partners charged the Company fees of $450,000 of which $302,000 were paid in 2002.

In June 2000, the Company and each of the former CATS shareholders entered into an Amended and Restated Loan Agreement pursuant to which the Company granted loans to the former shareholders of CATS gmbh in the aggregate amount of $1.1 million (“the Loans”). The loans were made to fund the tax obligations incurred by the former CATS shareholders in connection with the Company’s acquisition of CATS gmbh in 1998. The Company agreed to the terms of the loans are part of the acquisition agreement for CATS gmbh. The loans are for a term of three years, at an interest rate of approximately 4.7%, and grant the borrowers an option to extend the term for an additional three years. As collateral for the Loans, the former CATS shareholders pledged to the Company 177,074 shares of the Company’s Common Stock. The Loans are a non-recourse obligation of the former CATS shareholders.

PERFORMANCE GRAPH

The following line graph compares the Company’s cumulative total shareholder return with the cumulative total shareholder return of the Dow Jones Equity Market Index and the Dow Jones Industrial Technology Index since the Company’s initial public offering in September 1997 assuming in each case an initial investment of $100 on September 18, 1997:

COMPARISON OF 51 MONTH CUMULATIVE TOTAL RETURN*

AMONG FARO TECHNOLOGIES, INC.,

THE DOW JONES US TOTAL MARKET INDEX

AND THE DOW JONES ADVANCED INDUSTRIAL EQUIPMENT INDEX

*	$100 Invested on 9/18/97 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

INDEPENDENT PUBLIC ACCOUNTANTS

At the meeting of the Board of Directors of the Company held on March 25, 2002, upon recommendation of the Audit Committee, the Board selected Ernst & Young LLP to serve as independent auditors for the Company for the year ended December 31, 2002. The fees billed by Ernst &Young LLP for professional services rendered in connection with all audit and non-audit related matters for the year ended December 31, 2002 were as follows:

Audit Fees

Ernst & Young LLP has billed the Company approximately $296,000 for the audit of the Company’s annual financial statements for the year ended December 31, 2002 and the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during the year ended December 31, 2002.

Financial Information Systems Design and Implementation Fees

The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2002.

All Other Fees

Ernst & Young LLP has billed the Company approximately $641,000 for all professional services rendered by Ernst & Young LLP (other than those covered above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”) during the year ended December 31, 2002. These fees represent compensation for corporate income tax compliance and global tax planning services.

The Audit Committee has determined that the services provided by Ernst &Young LLP that were not directly related to the most recent audit are compatible with maintaining the principal accountant’s independence.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) for inclusion in the Company’s proxy statement for its 2004 Annual Meeting of Shareholders is December 3, 2003. Notice to the Company of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the persons named in proxies solicited by the Board of Directors of the Company for its 2004 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal if received by the Company after February 26, 2004.

OTHER MATTERS

If any other matters shall come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

By Order of the Board of Directors

March 28, 2003	GREGORY A. FRASER, Ph.D. Secretary

FARO TECHNOLOGIES, Inc.

Annual Meeting of Shareholders, April 28, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of FARO Technologies, Inc. hereby appoints Simon Raab and Gregory A. Fraser as Proxies, each with the power to appoint a substitute, and hereby authorizes them to vote all such shares of FARO as to which the undersigned is entitled to vote at the Annual Meeting of Shareholders of FARO, and at all adjournments thereof, to be held at FARO’s corporate headquarters at 125 Technology Park, Lake Mary, Florida, on Monday, April 28, 2003, at 10:00 a.m., Eastern Standard Time, in accordance with the following instructions.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1.

êDETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ê

FARO TECHNOLOGIES, INC. 2003 ANNUAL MEETING OF SHAREHOLDERS

1. ELECTION OF DIRECTORS:	1 – Simon Raab	2 – Andre Julien	3 – Hubert d’Amours	4 – John Caldwell

				☐	FOR	☐	WITHOLD AUTHORITY

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominees in the box provided to the right.)→

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before this Meeting or any adjournments or postponements thereof.
			Date	NO. OF SHARES
Address Change?
	Mark Box Indicate changes below:	☐

Signature(s) in Box

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